Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combined balance sheet as of June 30, 2005 and the unaudited pro forma condensed combined statements of income for the year ended March 31, 2005 and the three months ended June 30, 2005 are based on the historical financial statements of Symantec and VERITAS after giving effect to Symantec’s acquisition of VERITAS using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
     Symantec and VERITAS have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined balance sheet combines Symantec’s historical condensed consolidated balance sheet as of June 30, 2005 with VERITAS’ historical condensed consolidated balance sheet as of March 31, 2005, giving effect to the merger as if it had occurred on June 30, 2005. The unaudited pro forma condensed combined statement of income for the year ended March 31, 2005 combines Symantec’s historical consolidated statement of income for the year then ended with VERITAS’ historical consolidated statement of operations for the year ended December 31, 2004. The unaudited pro forma condensed combined statement of income for the three months ended June 30, 2005 combines Symantec’s historical condensed consolidated statement of income for the three months ended June 30, 2005 with VERITAS’ historical condensed consolidated statement of operations for the three months ended March 31, 2005. The unaudited pro forma condensed combined statements of income give effect to the merger as if it had occurred on April 1, 2004.
     The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of VERITAS acquired in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of various estimates and analyses.
     The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that will result from integration activities, as management is in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately will be recorded related to integration activities, including severance or relocation costs related to VERITAS employees, costs of vacating some facilities of VERITAS, or other costs associated with exiting activities of VERITAS. Any such adjustments to liabilities will be recorded as an adjustment to the purchase price and a corresponding offsetting adjustment to goodwill. In addition, Symantec may incur significant restructuring charges upon completion of the acquisition or in subsequent quarters for severance or relocation costs related to Symantec employees, costs of vacating some facilities (leased or owned) of Symantec, or other costs associated with exiting activities of Symantec. Any such restructuring charges would be recorded as an expense in the Statement of Income in the period in which they were incurred.
     There were no significant intercompany balances and transactions between Symantec and VERITAS as of the dates and for the periods of these unaudited pro forma condensed combined financial statements. Certain reclassification adjustments have been made to conform VERITAS’ historical reported balances to the pro forma condensed combined financial statement basis of presentation.
     The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Symantec and VERITAS been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Symantec’s historical consolidated financial statements included in its Annual Report on Form 10-K, as amended, for its year ended March 31, 2005 and in its Form 10-Q for its quarter ended June 30, 2005, and VERITAS’ historical consolidated financial statements for the year ended December 31, 2004 and for the three months ended March 31, 2005, which are included as Exhibits 99.1 and 99.3, respectively, to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
OF SYMANTEC AND VERITAS
As of June 30, 2005

	Historical		Reclass-		Pro Forma		Pro Forma
	Symantec	VERITAS	ifications		Adjustments		Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$948,384	$633,721	$—		$—		$1,582,105
Short-term investments	2,402,765	1,788,000	—		—		4,190,765
Trade accounts receivable, net	241,248	259,794	12,423	C	—		513,465
Inventories	15,346	—	—		—		15,346
Current deferred income taxes	97,668	44,151	—		—		141,819
Other current assets	84,697	97,189	—		—		181,886

Total current assets	3,790,108	2,822,855	12,423		—		6,625,386
Property and equipment, net	382,486	575,258	—		6,867	i	964,611
Acquired product rights, net	120,547	—	—		1,274,800	h	1,395,347
Other intangible assets, net	29,001	139,640	(7,923)	B	(131,717)	a	1,551,401
					1,522,400	h
Goodwill	1,372,641	1,949,639	—		(1,949,639)	b	9,963,400
					8,590,759	o
Other long-term assets	19,276	22,619	7,923	B	—		49,818
Deferred income taxes	—	76,791	(76,791)	A	—		—

	$5,714,059	$5,586,802	$(64,368)		$9,313,470		$20,549,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible subordinated notes	$—	$—	$—		$520,000	l	$496,600
					(23,400)	m
Accounts payable	87,959	27,270	—		—		115,229
Accrued compensation and benefits	98,821	114,836	—		—		213,657
Current deferred revenue	1,155,107	547,063	12,423	C	(372,145)	j	1,342,448
Accrued acquisition and restructuring costs	—	16,704	—		27,000	g	43,704
Other accrued expenses	85,194	111,121	—		2,716	k	199,031
Income taxes payable	177,234	164,306	—		—		341,540

Total current liabilities	1,604,315	981,300	12,423		154,171		2,752,209
Convertible subordinated notes	—	520,000	—		(520,000)	l	—
Long-term deferred revenue	113,293	—	—		—		113,293
Long-term deferred tax liabilities	74,324	—	(76,791)	A	838,540	p	836,073
Accrued acquisition and restructuring costs	—	44,387	—				44,387
Other long-term obligations	3,442	27,269	—		8,104	k	38,815
Stockholders’ equity:
Preferred stock	—	—	—		—		—
Common stock	7,138	427	—		(427)	c	11,969
					4,831	d
Capital in excess of par value	2,456,241	4,917,223	—		(4,917,223)	c	15,645,003
					12,492,225	d
					696,537	e
Accumulated other comprehensive income	163,208	11,876	—		(11,876)	c	163,208
Deferred stock-based compensation	(18,285)	(23,717)	—		23,717	c	(81,377)
					(63,092)	f
Retained earnings (accumulated deficit)	1,310,383	(891,963)	—		891,963	c	1,026,383
					(284,000)	n

Total stockholders’ equity	3,918,685	4,013,846	—		8,832,655		16,765,186

	$5,714,059	$5,586,802	$(64,368)		$9,313,470		$20,549,963

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements
are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
OF SYMANTEC AND VERITAS
For the Year Ended March 31, 2005

	Historical		Pro Forma		Pro Forma
	Symantec	VERITAS	Adjustments		Combined
	(In thousands, except per share data)
Net revenues	$2,582,849	$2,041,874	$—		$4,624,723
Cost of revenues:
Cost of sales (pro forma combined amount includes amortization of deferred stock-based compensation of $3,605)	403,215	307,421	(610)	r	714,451
			3,605	w
			(209)	x
			1,029	y
Amortization of acquired product rights	48,894	19,583	(19,583)	q	319,134
			270,240	u

Total cost of revenues	452,109	327,004	254,472		1,033,585

Gross profit	2,130,740	1,714,870	(254,472)		3,591,138

Operating expenses:
Sales and marketing	843,724	610,962	(5,942)	r	1,450,297
			(113)	x
			1,666	y
Research and development	332,266	346,644	(3,960)	r	676,074
			(233)	x
			1,357	y
General and administrative	115,419	194,454	(851)	r	307,634
			(2,161)	x
			773	y
Amortization of other intangible assets from acquisitions	5,416	9,201	(9,201)	s	193,296
			187,880	v
Amortization of deferred stock-based compensation[1]	4,524	—	18,927	w	23,451
Acquired in-process research and development	3,480	11,900	(11,900)	t	3,480
Restructuring	2,776	(9,648)	—		(6,872)
Integration planning	3,494	—	—		3,494
Patent settlement	375	—	—		375

Total operating expenses	1,311,474	1,163,513	176,242		2,651,229

Operating income	819,266	551,357	(430,714)		939,909
Interest and other income, net	51,185	52,846	—		104,031
Interest expense	(12,323)	(24,399)	(10,043)	z	(46,765)
Gain on strategic investments	—	9,505	—		9,505

Income before income taxes	858,128	589,309	(440,757)		1,006,680
Provision for income taxes	321,969	177,898	(106,698)	aa	393,169

Net income	$536,159	$411,411	$(334,059)		$613,511

Net income per share:
Basic	$0.81	$0.96			$0.54
Diluted	$0.74	$0.94			$0.50
Shares used to compute net income per share[2]:
Basic	660,631	429,873			1,143,894
Diluted	738,245	438,966			1,231,731

[1] Amortization of stock-based compensation is allocated as follows:
Sales and marketing	$1,298	$7,224
Research and development	1,780	10,027
General and administrative	1,446	6,200

	$4,524	$23,451

[2] Shares used to compute pro forma combined net income per share are equal to Symantec historical shares plus VERITAS historical shares multiplied by the exchange ratio.
The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements
are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
OF SYMANTEC AND VERITAS
For the Three Months Ended June 30, 2005

	Historical		Pro Forma		Pro Forma
	Symantec	VERITAS	Adjustments		Combined
	(In thousands, except per share data)
Net revenues	$699,942	$559,258	$—		$1,259,200
Cost of revenues:
Cost of sales (pro forma combined amount includes amortization of deferred stock-based compensation of $901)	105,782	87,657	(401)	r	194,135
			901	w
			(52)	x
			248	y
Amortization of acquired product rights	11,013	7,424	(7,424)	q	73,798
			62,785	u

Total cost of revenues	116,795	95,081	56,057		267,933

Gross profit	583,147	464,177	(56,057)		991,267

Operating expenses:
Sales and marketing	211,109	165,652	(1,396)	r	375,720
			(28)	x
			383	y
Research and development	91,233	97,510	(1,331)	r	187,681
			(58)	x
			327	y
General and administrative	30,388	87,907	(60)	r	117,945
			(540)	x
			250	y
Amortization of other intangible assets from acquisitions	1,739	2,430	(2,430)	s	48,709
			46,970	v
Amortization of deferred stock-based compensation[1]	2,785	—	4,733	w	7,518
Restructuring	3,474	—	—		3,474
Integration planning	7,901	—	—		7,901
Patent settlement	2,200	—	—		2,200

Total operating expenses	350,829	353,499	46,820		751,148

Operating income	232,318	110,678	(102,877)		240,119
Interest and other income, net	22,758	15,532	—		38,290
Interest expense	—	(5,198)	(2,511)	z	(7,709)
Gain on strategic investments	—	732	—		732

Income before income taxes	255,076	121,744	(105,388)		271,432
Provision for income taxes	56,443	47,042	(24,612)	aa	78,873

Net income	$198,633	$74,702	$(80,776)		$192,559

Net income per share:
Basic	$0.28	$0.18			$0.16
Diluted	$0.27	$0.17			$0.16
Shares used to compute net income per share[2]:
Basic	711,324	425,809			1,190,018
Diluted	737,211	433,119			1,224,123

[1] Amortization of stock-based compensation is allocated as follows:
Sales and marketing	$806	$2,288
Research and development	1,105	3,167
General and administrative	874	2,063

	$2,785	$7,518

[2] Shares used to compute pro forma combined net income per share are equal to Symantec historical shares plus VERITAS historical shares multiplied by the exchange ratio.
The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements
are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
     On July 2, 2005, Symantec completed its acquisition of VERITAS whereby VERITAS became a wholly owned subsidiary of Symantec in a transaction accounted for using the purchase method. The total estimated purchase price of approximately $13.2 billion includes Symantec common stock valued at $12.5 billion, assumed stock options and restricted stock with a fair value of $697 million and estimated direct transaction costs of $27 million.
     The unaudited pro forma condensed combined financial statements give effect to the issuance of approximately 483 million shares of Symantec common stock, excluding shares of treasury stock retained, based on an exchange ratio of 1.1242 shares of Symantec common stock for each outstanding share of VERITAS common stock as of July 2, 2005. The average market price per share of Symantec common stock of $25.87 is based on an average of the closing prices for a range of trading days (December 14, 2004 through December 20, 2004, inclusive) around the announcement date (December 16, 2004) of the proposed transaction.
     Under the terms of the agreement, Symantec assumed each outstanding option to purchase VERITAS common stock with an exercise price less than or equal to $49.00 per share as well as each additional option required to be assumed by applicable law. Each option assumed was converted into an option to purchase Symantec common stock after applying the exchange ratio. All other options to purchase shares of VERITAS common stock not exercised prior to the acquisition were cancelled immediately prior to the acquisition and were not converted or assumed by Symantec. Symantec assumed options to purchase approximately 66 million shares of Symantec common stock. The fair value of the outstanding options was determined using a Black-Scholes valuation model with the following weighted-average assumptions: volatility of 36%; risk-free interest rate of 3.4%, expected life of 3.5 years and dividend yield of zero. In addition, Symantec exchanged Symantec restricted stock units for all of the VERITAS outstanding restricted stock units, after applying the exchange ratio. Symantec exchanged approximately 425,000 restricted stock units for all of the outstanding VERITAS restricted stock units. The fair value of the outstanding restricted stock units was determined based on their intrinsic value at July 2, 2005.
     The preliminary estimated total purchase price of the acquisition is as follows (in thousands):

Value of Symantec stock issued	$12,497,056
Estimated fair value of options and restricted stock assumed	696,537
Direct transaction costs	27,000

Total preliminary estimated purchase price	$13,220,593

     Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to VERITAS’ net tangible and intangible assets based on their estimated fair values as of July 2, 2005. Management has allocated the preliminary estimated purchase price based on preliminary estimates based on various factors as described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. The allocation of the preliminary purchase price and the estimated useful lives and first year amortization on an annualized basis associated with certain assets is as follows (in thousands):

		Annualized
		First Year		Estimated
	Amount	Amortization		Useful Life
Net tangible assets	$2,324,082	$17,585	(1)
Identifiable intangible assets:
Acquired product rights	1,274,800	270,240		1 - 5 years
Customer contracts and relationships	1,425,600	178,200		8 years
Trade name	96,800	9,680		10 years
Goodwill	8,590,759	—		n/a
Net deferred tax liability	(838,540)	—		n/a
In-process research and development	284,000	—		n/a
Deferred stock-based compensation	63,092	22,533		2.8 years(2)

Total preliminary estimated purchase price	$13,220,593	$498,238

(1)	Annualized first year amortization of net tangible assets relates to the increase in depreciation expense of $4,826 resulting from the adjustment to fair value of property and equipment, the amortization of unfavorable lease commitments of $2,716 and the amortization of the reduction to fair value of the convertible subordinated notes of $10,043.

(2)	Estimated weighted-average remaining vesting period.
     A preliminary estimate of $2.3 billion has been allocated to net tangible assets acquired. This estimate reflects adjustments of certain VERITAS assets and liabilities to fair value. A preliminary estimate of $2.8 billion has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustments to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of income.
     Identifiable intangible assets. Acquired product rights include developed and core technology, patents and backlog. Developed technology relates to VERITAS’ products across all of their product lines that have reached technological feasibility. Core technology and patents represent a combination of VERITAS processes, patents and trade secrets developed through years of experience in design and development of their products. Backlog relates to firm customer orders that generally are scheduled for delivery within one year. Symantec will amortize the fair value of the backlog on a straight-line basis over a one-year life and will amortize the fair value of all other acquired product rights on a straight-line basis over an average estimated life of 5 years.
     Customer contracts and relationships represent existing contracts that relate primarily to underlying customer relationships. Symantec will amortize the fair value of these assets on a straight-line basis over an average estimated life of 8 years.
     Trade name relates to the VERITAS trade name, which Symantec will amortize on a straight-line basis over an estimated life of 10 years.
     Goodwill. Approximately $8.6 billion has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with the SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.
     In-process research and development. A preliminary estimate of $284 million has been allocated to in-process research and development and will be charged to expense in the quarter ending September 30, 2005. Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma condensed combined statements of income.
     VERITAS is currently developing new products in multiple product areas that qualify as in-process research and development. Projects that qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development.
     VERITAS is currently involved in numerous research and development projects, which are focused on developing new products, integrating new technologies, improving product performance and broadening features and functionalities. There is a risk that these development efforts and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.
     The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by VERITAS and its competitors.
     The rate utilized to discount the net cash flows to their present value is based on VERITAS’ weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of 13.5% was deemed appropriate for valuing the in-process research and development.
     The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Accordingly, actual results may vary from the projected results.
2. Convertible Subordinated Notes
     Upon completion of the acquisition, the VERITAS convertible subordinated notes remained outstanding and became convertible at the option of the holder, subject to their terms and conditions, into 24.3729 shares of Symantec common stock for each $1,000 principal amount of the notes (assuming no other event occurs that would cause any adjustment to the conversion features of such notes in accordance with their terms). This amount is equal to the historical conversion rate of 21.6802 multiplied by the exchange ratio offered in the acquisition of 1.1242. In addition, effective upon the completion of the acquisition, Symantec has guaranteed the obligations of VERITAS under the notes. As a result of Standard & Poor’s withdrawing its corporate credit rating for VERITAS on July 6, 2005, the notes are currently convertible into shares of Symantec common stock. Upon conversion, Symantec would pay the holder the cash value of the applicable number of shares of Symantec common stock ($21.74 per share at June 30, 2005), up to the principle amount of the note. Amounts in excess of the principle amount, if any, may be paid in cash or in stock at Symantec’s option.
3. Reclassifications
     Certain reclassification adjustments have been made to conform VERITAS’ historical reported balances to the pro forma combined condensed financial statement basis of presentation. The reclassifications are as follows:
(A)	To reclassify VERITAS’ long-term deferred tax assets against the long-term deferred tax liability

(B)	To reclassify VERITAS’ patents and licenses to Other long-term assets

(C)	To reclassify VERITAS’ deferred revenue that was netted against accounts receivable
4. Pro Forma Adjustments
     Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to VERITAS’ net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and deferred stock-based compensation, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.
     There were no significant intercompany balances and transactions between Symantec and VERITAS as of the dates and for the periods of these pro forma condensed combined financial statements.
     The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Symantec and VERITAS filed consolidated income tax returns during the periods presented.
     The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that will result from integration activities, as management is in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately will be recorded related to integration activities, including severance or relocation costs related to VERITAS employees, costs of vacating some facilities of VERITAS, or other costs associated with exiting activities of VERITAS. Any such adjustments to liabilities will be recorded as an adjustment to the purchase price and a corresponding offsetting adjustment to goodwill. In addition, Symantec may incur significant restructuring charges upon completion of the acquisition or in subsequent quarters for severance or relocation costs related to Symantec employees, costs of vacating some facilities (leased or owned) of Symantec, or other costs associated with exiting activities of Symantec. Any such restructuring charges would be recorded as an expense in the Statement of Income in the period in which they were incurred.
     Symantec has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.
     The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:
(a)	To eliminate VERITAS’ historical intangible assets

(b)	To eliminate VERITAS’ historical goodwill

(c)	To eliminate VERITAS’ equity

(d)	To record the fair value of Symantec shares issued in the transaction, net of treasury stock retained

(e)	To record the fair value of VERITAS stock options assumed and restricted stock units exchanged

(f)	To record deferred stock-based compensation related to unvested VERITAS stock options assumed and unvested restricted stock units exchanged

(g)	To accrue the direct costs of the transaction

(h)	To record the fair value of VERITAS’ identifiable intangible assets

(i)	To adjust VERITAS’ property and equipment to fair value

(j)	To reduce VERITAS’ deferred revenue to fair value, representing the legal performance obligations under VERITAS’ existing contracts

(k)	To record VERITAS’ lease obligations in excess of fair value

(l)	To reclassify VERITAS’ convertible subordinated notes from long-term liabilities to current liabilities

(m)	To reduce VERITAS’ convertible subordinated notes to fair value

(n)	To record the effect of the write off of in-process research and development

(o)	To record goodwill

(p)	To record deferred taxes related to the identifiable intangible assets

(q)	To eliminate VERITAS’ historical amortization of developed technology

(r)	To eliminate VERITAS’ historical amortization of deferred stock-based compensation

(s)	To eliminate VERITAS’ historical amortization of other intangible assets

(t)	To eliminate VERITAS’ historical write off of in-process research and development

(u)	To amortize acquired product rights

(v)	To amortize other intangible assets

(w)	To amortize deferred stock-based compensation

(x)	To amortize the lease obligation in excess of fair value

(y)	To record additional depreciation expense on property and equipment as a result of adjustment to fair value

(z)	To amortize discount on convertible subordinated debt as a result of adjustment to fair value

(aa)	To adjust tax provision to reflect the effect of the pro forma adjustments
5. Pro Forma Net Income Per Share
     The pro forma basic and diluted net income per share are based on the number of Symantec shares used in computing basic and diluted net income per share plus the number of VERITAS shares used in computing basic and diluted net income per share multiplied by the exchange ratio of 1.1242. All Symantec historical and pro forma per-share amounts reflect the retroactive effects of all Symantec stock splits including the two-for-one stock split in the form of a stock dividend effective November 30, 2004.